Exhibit 10.1

Execution Version

AMENDMENT NO. 8
TO THE LOAN AND SECURITY AGREEMENT

Dated as of June 30, 2017

AMENDMENT NO. 8 TO THE LOAN AND SECURITY AGREEMENT (this “Amendment”) among PLUG POWER INC., a Delaware corporation (“Plug”), EMERGING POWER INC., a Delaware corporation, EMERGENT POWER INC., a Delaware corporation, (each, a “Borrower”) and NY GREEN BANK (“Lender”).

PRELIMINARY STATEMENTS:

(1)                                 Borrowers and Lender have entered into a Loan and Security Agreement, dated as of December 23, 2016 (such Loan and Security Agreement, as amended, supplemented, amended and restated and otherwise modified from time to time, the “Loan and Security Agreement”).  Capitalized terms not otherwise defined in this Amendment have the same meanings as specified in the Loan and Security Agreement.

(2)                              Plug has formed Plug Power Asia Pacific Limited, a wholly-owned subsidiary organized under the laws of Hong Kong (“Plug Hong Kong”), and has delivered to the Lender copies of the following:  (a) the organizational documents of Plug Hong Kong, (b) a stock certificate representing 65 Ordinary Shares of Plug Hong Kong and (c) a transfer power therefor executed in blank.  Borrowers have requested that Plug Hong Kong be excluded from any obligation to join the Loan and Security Agreement and that any other Foreign Subsidiary, and its Subsidiaries, be excluded from the definition of Qualified Subsidiary.

(3)                                 Plug has advised Lender that Plug has entered into Rental Schedule No. 5, dated as of March 31, 2017 (“GCI No. 5”) under and pursuant to the Master Lease Agreement, dated as of June 3, 2016, between Plug and Generate Capital Inc. (as amended and restated and otherwise modified from time to time, the “2016 Master Lease” and together with the leases thereunder and other documents delivered in connection therewith, the “2016 Master Lease Facility”) and in connection therewith has granted a security interest to secure its obligations under the 2016 Master Lease and the leases entered into thereunder in certain personal property that does not consist solely of the assets of the relevant Project (such other personal property, “Additional GCI Collateral”).  Indebtedness under the 2016 Master Lease, and Liens securing such Indebtedness are Permitted Indebtedness and Permitted Liens, respectively.  Under Section 3.2 of the Loan and Security Agreement, equipment leased under the 2016 Master Lease is expressly excluded from Lender’s Lien.  It is a condition to the lessor continuing the leases under the 2016 Master Lease that the Loan and Security Agreement expressly permit the Liens granted under the 2016 Master Lease and that Lender not have a Lien on the Project or the Additional GCI Collateral securing the 2016 Master Lease and the leases thereunder.  Borrowers have requested that Lender (a) confirm that the reference to the master lease with Generate Capital Inc. in Schedule 5.16 to the Loan and Security Agreement is a reference to the 2016 Master Lease, including supplemented and otherwise modified by its schedules entered into after December 23, 2016, including GCI No. 5, and (b) release any Liens in its favor on the Additional GCI Collateral.

(4)                                 Plug has advised Lender that Plug intends to enter into a new sale leaseback facility with Wells Fargo Equipment Finance, Inc., pursuant to a master lease agreement similar to the 2016 Master Lease, except for certain business and other terms, which differ from the 2016 Master Lease (such master lease agreement, the leases thereunder and the documents delivered thereunder and therewith, collectively, the “2017 Master Lease Facility”).  Such other terms of the 2017 Master Lease Facility would include that (a) Plug would be required to post cash collateral to secure the payment and performance of its obligations under each lease entered into pursuant to such 2017 Master Lease Facility (“Cash Collateral Requirement”) and (b) the lessor also would condition entering into each lease under the 2017 Master Lease Facility upon Plug agreeing to assign, and certain customers of Plug agreeing to accept and assume an assignment of, such lease on certain conditions if Plug failed to perform its obligations under the 2017 Master Lease Facility (“Customer Support Requirement”).  Borrowers have requested that the Loan and Security Agreement be amended to permit the Cash Collateral Requirement and the Customer Support Requirement.

(5)                              Lender is, on the terms and conditions stated below, willing to grant the request of Borrowers, and Borrowers and Lender have agreed to amend the Loan and Security Agreement as hereinafter set forth.

NOW THEREFORE, for the parties hereto hereby agree as follows:

1.                                      Amendments.  The Loan and Security Agreement is, effective as of the date hereof, upon the satisfaction of the Conditions Precedent, amended as follows.

a.              Clause (xv) of the definition of “Permitted Liens” in Section 1.1 of the Loan and Security Agreement is hereby amended and restated to read as follows:

“(xv) Liens on the assets of a Project, the related Project Documents and cash collateral (including pursuant to an SPE Project Financing) that secure (A) obligations (including Indebtedness) of a Borrower or an SPE in respect of such Project pursuant to a Project Financing Document relating to such Project (including, without limitation, its financing) and/or (B) reimbursement obligations relating to letters of credit supporting the Indebtedness of such Borrower under such Project Financing Document, or (C) a non-recourse loan made to an SPE; provided that in any case the aggregate cash collateral pledged in respect of any Project shall not exceed the value of such Project, at the time the relevant lease is entered into  (and, for the avoidance of doubt, for purposes of this calculation, “aggregate cash collateral pledge” shall include cash pledged in connection with such Project and or maintained in any Project Restricted Account);”

b.              The definition of “Permitted Liens” in Section 1.1 of the Loan and Security Agreement is hereby amended to renumber existing clause (xx) of such definition to be clause (xxi), and to add to such definition in appropriate numerical order the following new clause, which shall be clause (xx) of such definition:

“(xx) any put or assignment, whether conditional or unconditional, mandatory or otherwise, of any lease or other Project Financing Document, under which a Person other than a Borrower accepts and assumes (or agrees to accept or assume), whether contingent, conditional or otherwise, such lease or other Project Financing Document;”

c.               The definition of “Project Financing Agreement” in Section 1.1 of the Loan and Security Agreement is hereby amended and restated to read as follows:

““Project Financing Agreement” means, for any Project, any material lease or financing agreement that meets all of the following requirements:  (a) is entered into in the ordinary course of business by Borrower or any SPE and consistent with past practices or industry norms, (b) provides for the lease or non-recourse debt financing of such Project, (c) has terms, conditions and structures that are either (i) not materially adverse to the Lender relative to the Project Financing Agreements of Borrower that exist as of the Closing Date or (ii) approved in writing by the Lender, and (d) is secured by any or all of the following: (i) such Project and related assets (which include, without limitation, the Equipment comprising a Project, the generation of power from a Project, receivables arising therefrom and cash proceeds thereof (and receivables arising from the servicing thereof and the cash proceeds thereof), (ii) cash collateral permitted under the definition of Permitted Liens, (iii) the Deposit Account in which such cash collateral is maintained, (iv) the power purchase agreements and other Project Documents related thereto, and (v) documents, books and records related to such Project and such assets, including project finance documents that are entered into specifically in connection with a Project or any other Project (and its related assets) with the same Project Lender under any Project Financing Agreement.”

d.              The definition of “Project Restricted Accounts” in Section 1.1 of the Loan and Security Agreement is hereby amended and restated to read as follows:

““Project Restricted Accounts” means, with respect to any Project, the deposit account(s) and/or securities account(s) that have been established pursuant to or in connection with the Project Financing Documents relating to such Project (and any other Projects subject to such Project Financing Documents) for the purpose of securing such Project Financing Documents, including, without limitation, for collecting, allocating and distributing proceeds generated by such Project(s).  For the avoidance of doubt, Borrower shall comply with Section 7.14(b) with respect to any allocation or distribution of such proceeds.”

e.               The definition of “Qualified Subsidiary” in Section 1.1 of the Loan and Security Agreement is hereby amended and restated to read as follows:

““Qualified Subsidiary” means any direct or indirect Subsidiary (other than ServiceCo, any SPE, any Foreign Subsidiary, any Subsidiary of a Foreign Subsidiary, any Subsidiary the material assets of which are the equity interests and debt issued by one or more Foreign Subsidiaries, or any other Subsidiary if such Subsidiary being deemed to be a Qualified Subsidiary could reasonably be expected to have an adverse tax consequence for the Borrowers or any of their Subsidiaries) representing (a) individually, more than 5% of the consolidated assets or consolidated revenue of the Borrower and its Subsidiaries, on a consolidated basis and (b) collectively with all non-Qualified Subsidiaries, more than 10% of the consolidated assets or consolidated revenue of the Borrower and its Subsidiaries, on a consolidated basis; provided that only tangible assets (and no acquisition accounting for intangible assets) shall be used in the calculation of such Subsidiaries’ assets.”

f.                Section 1.1 of the Loan and Security Agreement is hereby amended to add thereto the following new definitions in appropriate alphabetical order:

““Project Financing Documents” means any Project Financing Agreement and any agreements, certificates, schedules and other documents delivered thereunder or in connection therewith.”

g.               Section 3.2 of the Loan and Security Agreement is hereby amended and restated in its entirety to read as follows:

“Notwithstanding the broad grant of the security interest set forth in Section 3.1, above, nor anything else in any of the Loan Documents, the Collateral shall not include: (a) more than 65% of the presently existing and hereafter arising issued and outstanding shares of capital stock of any Foreign Subsidiary (or of any holding company, substantially all the assets of which consist directly or indirectly of securities of one or more Foreign Subsidiaries) which shares entitle the holder thereof to vote for directors or any other matter; (b) any “intent to use” trademarks at all times prior to the first use thereof, whether by the actual use thereof in commerce, the recording of a statement of use with the United States Patent and Trademark Office or otherwise; (c) any permits, state or local franchises, charters, authorizations or licenses issued to any Borrower as the holder or licensee thereof, or any Project Financing Document to which any Borrower or any SPE is party, or any other contracts or other agreements to which any Borrower or any SPE is a party (including, without limitation, agreements with any of Manufacturer and Traders Trust Company, BB&T EFC Energy, LLC, Wells Fargo Equipment Finance, Inc., Generate Capital, Inc. and PNC Energy Capital LLC or their respective Affiliates) and any Project, equipment or other property subject thereto (including, without limitation, leased or pledged thereunder), now existing or entered into in the future, in each case only (x) to the extent and for so long as the terms of such permit, franchise, charter, authorization, license, lease, contract or other agreement effectively (after giving effect to Sections 9-406 through 9-409, inclusive, of the UCC in the applicable state (or any successor provision or provisions) or any other applicable laws) prohibits the creation by such Borrower of a security interest in such permit, license, lease, contract or other agreement or any Project, equipment or other property subject thereto in favor of the Lender or would result in an effective invalidation, termination, default or breach of the terms of any such permit, license, lease, contract or other agreement (after giving effect to Sections 9-406 through 9-409, inclusive, of the UCC in the applicable state (or any successor provision or provisions) or any other applicable laws) in each case unless and until any required consents are obtained and (y) solely to the extent of the underlying obligations secured thereby, provided that if and when the prohibition which prevents the granting of a Lien is removed, terminated or otherwise becomes unenforceable as a matter of law (including, without limitation, the termination of any such security interest resulting from the satisfaction of the obligations secured thereby), and notwithstanding any previous release of Lien provided by the Lender requested in connection with respect to any such obligations, the Collateral will be deemed to include, and at all times to have included, such permits, state or local franchises, charters, authorizations, licenses, leases, contracts or other agreements and any Project, equipment or other property subject thereto, in each case without further action or notice by any Person; (d) any capital stock or other equity interest of any SPE; (e) any equipment securing purchase money indebtedness or Indebtedness relating to capital leases if the granting of a Lien to any third party is prohibited by the agreement(s) setting forth the terms and conditions applicable to such Indebtedness, but only if such Indebtedness and the Liens securing the same are permitted by this Agreement, provided that if and when the prohibition which prevents the granting of a Lien in any such equipment is removed, terminated or otherwise becomes unenforceable as a matter of law (including, without limitation, the termination of any such security interest resulting from the satisfaction of the Indebtedness secured thereby), and notwithstanding any previous release of Lien provided by the Lender requested in connection with respect to any such Indebtedness, the Collateral will be deemed to include, and at all times shall have included, such equipment without further action or notice by any Person; and (f) any Deposit Accounts that constitute Project Restricted Accounts, but only so long as such Project Restricted

Accounts are prohibited from being pledged to the Lender pursuant to the applicable Project Financing Documents.”

h.              Section 7.5 of the Loan and Security Agreement is amended to add as the final sentence thereof a new sentence, which shall read as follows:

“Notwithstanding anything to the contrary in this Agreement, Borrower shall have no obligation to take any action under the law of jurisdiction, other than a jurisdiction of the United States, for, or with respect to, the granting of any security interest or lien, the pledging of any interest, or the perfecting of any security interest, lien or pledge.”

i.                  Schedule 5.16 of the Loan and Security Agreement is hereby replaced in its entirety with the Schedule attached hereto as Schedule 5.16.  The representations and warranties set forth in Section 5.16 of the Loan and Security Agreement are true and correct with respect to Schedule 5.16 attached hereto as of the date hereof.

j.                 Schedule 5.18 of the Loan and Security Agreement is hereby replaced in its entirety with the Schedule attached hereto as Schedule 5.18.  The representations and warranties set forth in Section 5.18 of the Loan and Security Agreement are true and correct with respect to Schedule 5.18 attached hereto as of the date hereof.

2.                                      Confirmation; Waiver.  Borrowers and Lender hereby confirm that the reference to “Master Lease Agreement between Plug Power Inc. and Generate Capital, Inc. (“Generate”) dated as of June 3, 2016, as amended by the First Amendment to Master Lease Agreement between Plug Power Inc. and Generate dated as of June 13, 2016” is and includes a reference to the 2016 Master Lease Facility, including GCI No. 5 and each other rental schedule delivered thereunder.  Effective as of the date hereof, upon the satisfaction of the Conditions Precedent, Lender hereby waives any Event of Default arising under Section 9.2 with respect to Section 7.15 with respect to Plug Hong Kong, and such Events of Defaults directly related to or arising out of such Event of Default.

3.                                      Conditions Precedent to Effectiveness of this Amendment.  This Amendment shall become effective as of the date first above written when, and only when, Lender shall have received counterparts of this Amendment executed by Borrowers, and Lender shall have additionally received all of the following:

a.              Copies of the organizational documents of Plug Hong Kong, certified as true and correct by an officer of Plug;

b.              The stock certificate representing 65 Ordinary Shares of Plug Hong Kong;

c.               An original transfer power for the foregoing stock certificate, executed in blank;

d.              A certificate of an officer of Plug, certifying as to the matters set forth in Section 4 below.

e.               An amendment fee, in the amount of $30,000.

4.                                      Representations. Borrower hereby represents, warrants and covenants with and to Lender as follows:  (i) as of the date hereof, no event that has had or could reasonably be expected to have a Material Adverse Effect has occurred and is continuing, and Borrower is not aware of any event likely to occur that is reasonably expected to result in a Material Adverse Effect; (ii) as of the date hereof, there are no Events of Default that have not been waived or cured; (iii) Lender has and shall continue to have valid, enforceable and perfected first-priority liens, subject only to Permitted Liens, on and security interests in the Collateral and all other collateral heretofore granted by Borrower to Lender pursuant to the Loan Documents or otherwise granted to or held by Lender, for the benefit of Lender; (iv) Borrower has the right, power and authority and has taken all necessary corporate and other organizational action to authorize the execution, delivery and performance of this Amendment and the transactions contemplated hereby, this Amendment has been duly executed and delivered by Borrower’s duly authorized officers and the agreements and obligations of Borrower contained in this Amendment constitute the legal, valid and binding obligations of Borrower, enforceable against Borrower in accordance with their respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or other similar laws of general application affecting the enforcement of creditors’ rights or by the application of general principles of equity; and (v) the execution, delivery and performance of this Amendment by Borrower will not violate any law, rule, regulation, order, contractual obligation or organizational document of Borrower and will not result in, or require, the creation or imposition of any lien, claim or encumbrance of any kind on any of its properties or revenues.

5.                                      In consideration of the agreements of the Lender contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Borrower hereby unconditionally and irrevocably remises, acquits, and fully and forever releases and discharges Lender and all respective affiliates and subsidiaries of Lender, their respective officers, employees, agents, attorneys, principals, advisors, directors and shareholders, and their respective heirs, legal representatives, successors and assigns (collectively, the “Released Lender Parties”) from any and all claims, demands, causes of action, obligations, remedies, suits, damages and liabilities (collectively, the “Borrower Claims”) arising out of or related to the Loan Agreement, the other Loan Documents, or the transactions contemplated therein, whether now known, suspected or claimed, whether arising under common law, in equity or under statute, which Borrower ever had or now has against the Released Lender Parties which may have arisen at any time on or prior to the date of this Amendment.  Borrower covenants and agrees never to commence, voluntarily aid in any way, prosecute or cause to be commenced or prosecuted against any of the Released Lender Parties any action or other proceeding based upon any of the Borrower Claims which may have arisen at any time on or prior to the date of this Amendment.  Borrower acknowledges and agrees that the Released Lender Parties have acted in good faith in negotiating and entering into this Amendment and that the provisions hereof are not in breach or violation of any duty or obligation, express or implied, of the Released Lender Parties to Borrower.  The agreements set forth in this Section 5 shall survive the termination or expiration of this Amendment and the termination of the Loan Documents and the repayment, satisfaction or discharge of the Obligations.

6.                                      On and after the effectiveness of this Amendment, each reference in the Loan and Security Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Loan and Security Agreement, and each of the other Loan Documents to “the Loan and Security Agreement”, “thereunder”, “thereof’ or words of like import referring to the Loan and Security Agreement, shall mean and be a reference to the Loan and Security Agreement, as amended by this Amendment.

7.                                      The Loan and Security Agreement and each of the other Loan Documents, as specifically amended by this Amendment, are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed. Without limiting the generality of the foregoing, the Loan Documents and all of the Collateral described therein do and shall continue to secure the payment of all obligations of the Borrowers under the Loan Documents, in each case as amended by this Amendment.  For the avoidance of doubt, Lender does not, and nothing in this Amendment shall be construed to, release any Lien on  Borrower’s right, title and interest in, to and under, the Specified Customer Agreements in effect on the date hereof, except as specifically set forth herein and solely with respect to the 2016 Master Lease Facility and the 2017 Master Lease Facility.

8.                                      The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of the Lender under the Loan and Security Agreement or any other the Loan Documents, nor constitute a waiver of any provision of the Loan and Security Agreement or any of the Loan Documents.

9.                                      The Borrowers agree to pay on demand all costs and expenses of the Lender in connection with the preparation, execution, delivery and administration, modification and amendment of this Amendment (including, without limitation, the reasonable fees and expenses of counsel for the Lender) in accordance with the terms of Section 11.10 of the Loan and Security Agreement.

10.                               This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement.  Delivery of an executed counterpart of a signature page to this Amendment by electronic mail, courier or telefax shall be effective as delivery of a manually executed counterpart of this Amendment.

11.                               This Amendment is subject to the provisions of Section 11.3 of the Loan and Security Agreement.

12.                               Each of the parties represents to each other party hereto that it has discussed this Amendment with its counsel.

13.                               This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York.

[Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

BORROWERS:

PLUG POWER INC.

Signature:	/s/ Paul B. Middleton

Print Name:	Paul B. Middleton

Title:	Chief Financial Officer

EMERGING POWER INC.

Signature:	/s/ Paul B. Middleton

Print Name:	Paul B. Middleton

Title:	Treasurer

EMERGENT POWER INC.

Signature:	/s/ Paul B. Middleton

Print Name:	Paul B. Middleton

Title:	Treasurer

LENDER:

NY GREEN BANK,
a Division of the New York State Energy Research & Development Authority

Signature:	/s/ Alfred Griffin

Print Name:	Alfred Griffin

Title:	President